Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Third Quarter 2022 Financial Results

Culture Kings Reimagines In-Store Retail with Its First U.S. Flagship Store in Las Vegas
Active Customers1 Increased 23% on an LTM Basis Compared to the Same Period Last Year
SAN FRANCISCO – November 10, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the third quarter ended September 30, 2022.
Results for the Third Quarter
•Net sales decreased 3.7% to $155.8 million, compared to $161.8 million in the third quarter of 2021; flat2 in Constant Currency.
•Net loss was $(0.1) million or $0.00 per share, and (0.1%) of net sales in the third quarter of 2022, compared to net loss attributable to a.k.a. Brands Holding Corp.of $(9.9) million or $(0.11) per share. and (6.1%) of net sales in the third quarter of 2021.
•Adjusted EBITDA1 was $9.2 million, or 5.9% of net sales, compared to $18.5 million, or 11.5% of net sales in the third quarter of 2021.

“Thanks to the hard work and agility of our teams, we delivered 8% growth in the U.S. and grew active customers1 by 23% compared to last year. And, I am pleased that we sequentially stabilized and improved our profitability during the third quarter despite the challenging macro environment,” said Jill Ramsey, chief executive officer, a.k.a. Brands. “Our flexible and asset-light model enables us to quickly adapt during dynamic market conditions, and we remain laser focused on identifying efficiencies in our platform while balancing growth. During the quarter, we took a number of controllable actions, including marketing spend reallocation, inventory optimizations and resource rightsizing. As we look ahead, we anticipate another challenging quarter, but I’m confident that we have great brands, next-generation merchandising and marketing strategies and the necessary discipline to deliver long-term growth.”
Recent Business Highlights
•Princess Polly expanded their formal dress assortment with a new homecoming collection, which resonated well with customers.
•Culture Kings opened its first U.S. flagship store in Las Vegas on November 5, formally launching the brand in the U.S. with its revolutionary, immersive in-store experience.
•Petal & Pup piloted a three-day shoppable event in Nashville, which was attended by approximately 100 influencers and garnered 10 million social media impressions.
•mnml is the fastest growing brand on Culture Kings website and is leveraging the proven data driven merchandising strategy to drop new styles faster.
Third Quarter Financial Details
•Net sales decreased 3.7% to $155.8 million, compared to $161.8 million in the third quarter of 2021. The decrease was driven by a decrease in the average order value during the quarter, which was primarily due to changes in foreign currency rates. On a Constant Currency2 basis, net sales were flat to last year.
•Gross margin was 55.7%, compared to 53.2% in the third quarter of 2021. The 250 basis point increase in gross margin rate was primarily driven by a detrimental $6.0 million fair value adjustment related to the Culture Kings acquisition included in the prior year, partially offset by increased promotional activity.
•Selling expenses were $41.5 million, compared to $40.6 million in the third quarter of 2021. Selling expenses were 26.6% of net sales compared to 25.1% of net sales in the third quarter of 2021. The increase was primarily due to the inclusion of mnml and increased costs for distribution and future store facilities, partially offset by increased strategic usage of lower-cost shipping vendors.
1 See additional information at the end of this release regarding key operating and financial metrics and non-GAAP financial measures.
2 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2021, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.

•Marketing expenses were $16.5 million, compared to $15.5 million in the third quarter of 2021. Marketing expenses were 10.6% of net sales compared to 9.6% of net sales in the third quarter of 2021. The increase was primarily driven by the inclusion of mnml, which operates with a higher rate of advertising spend.
•General and administrative (“G&A”) expenses were $26.1 million, compared to $28.9 million in the third quarter of 2021. G&A expenses were 16.8% of net sales compared to 17.9% of net sales in the third quarter of 2021. The decrease in G&A expenses during the quarter was primarily due to a reduction in equity-based compensation.
•Adjusted EBITDA1 was $9.2 million, or 5.9% of net sales, compared to $18.5 million, or 11.5% of net sales in the third quarter of 2021.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the third quarter totaled $31.1 million, compared to $38.8 million at the end of fiscal year 2021.
•Inventory at the end of the third quarter totaled $136.9 million, compared to $115.8 million at the end of fiscal year 2021. Inventory decreased $6.9 million, or 5%, from the end of the second quarter of 2022.
•Debt at the end of the third quarter totaled $129.9 million, compared to $108.8 million at the end of fiscal year 2021. The Company drew $25.0 million on its revolving credit facility in the first quarter of 2022. Additionally, the Company drew $15.0 million on its revolving credit facility in October 2022, which is not reflected in the September 30, 2022 balance sheet.
•Cash flow from operations for the nine months ended September 30, 2022 was $(11.4) million, compared to $20.6 million for the nine months ended September 30, 2021.
Outlook
As a result of the significant incremental currency headwinds, the Company has adjusted its expectations for the fourth quarter of 2022. The Company now expects:
•Net sales between $158 million and $165 million
•Adjusted EBITDA3 of between $11.2 million and $13.0 million
•Equity-based compensation of approximately $2.5 million
•Interest expense of approximately $2.6 million
•Weighted average diluted share count of 129 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels and a continued promotional environment. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 10, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 (or (201) 689-8853 for international callers). The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 (or (201) 612-7415 for international callers), conference ID 13731162. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income, as adjusted, net income per share, as adjusted, Adjusted EBITDA, Adjusted EBITDA margin and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of geopolitical, economic and market conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, currency fluctuations, the impact of the COVID-19 pandemic, challenges in the supply chain and any disruptions in European economies as a result of the conflict in Ukraine on our operations, customer demand and our supplier's ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K, dated March 1, 2022, filed with the Securities and Exchange Commission. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$155,822	$161,762	$462,612	$379,768
Cost of sales	68,965	75,652	204,112	171,636
Gross profit	86,857	86,110	258,500	208,132
Operating expenses:
Selling	41,450	40,582	127,068	98,859
Marketing	16,532	15,463	51,301	36,595
General and administrative	26,133	28,900	76,614	61,550
Total operating expenses	84,115	84,945	254,983	197,004
Income from operations	2,742	1,165	3,517	11,128
Other expense, net:
Interest expense	(1,835)	(4,103)	(4,487)	(8,320)
Loss on extinguishment of debt	—	(10,924)	—	(10,924)
Other expense	(923)	(562)	(2,035)	(623)
Total other expense, net	(2,758)	(15,589)	(6,522)	(19,867)
Loss before income taxes	(16)	(14,424)	(3,005)	(8,739)
Benefit from (provision for) income tax	(98)	4,331	204	2,625
Net loss	(114)	(10,093)	(2,801)	(6,114)
Net loss attributable to noncontrolling interests	—	199	—	123
Net loss attributable to a.k.a. Brands Holding Corp.	$(114)	$(9,894)	$(2,801)	$(5,991)
Net loss per share:
Basic	$0.00	$(0.11)	$(0.02)	$(0.07)
Diluted	$0.00	$(0.11)	$(0.02)	$(0.07)
Weighted average shares outstanding:
Basic	128,686,319	88,368,709	128,663,950	81,401,682
Diluted	128,686,319	88,368,709	128,663,950	81,401,682

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$31,114	$38,832
Restricted cash	1,946	2,186
Accounts receivable	3,870	2,663
Inventory, net	136,931	115,783
Prepaid income taxes	10,413	4,059
Prepaid expenses and other current assets	16,140	20,809
Total current assets	200,414	184,332
Property and equipment, net	26,263	14,657
Operating lease right-of-use assets	37,770	26,415
Intangible assets, net	78,067	98,287
Goodwill	326,855	363,305
Other assets	889	850
Total assets	$670,258	$687,846
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,745	$25,088
Accrued liabilities	49,786	53,375
Sales returns reserve	6,150	6,887
Deferred revenue	7,499	11,344
Operating lease liabilities, current	6,034	5,721
Current portion of long-term debt	5,600	5,600
Total current liabilities	108,814	108,015
Long-term debt	124,334	103,182
Operating lease liabilities	35,028	21,370
Other long-term liabilities	1,361	1,333
Deferred income taxes, net	1,022	2,920
Total liabilities	270,559	236,820
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	458,170	453,807
Accumulated other comprehensive loss	(63,969)	(11,080)
Retained earnings	5,369	8,170
Total stockholders’ equity	399,699	451,026
Total liabilities and stockholders’ equity	$670,258	$687,846

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,801)	$(6,114)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	4,121	1,705
Amortization expense	11,252	9,631
Amortization of inventory fair value adjustment	707	12,251
Amortization of debt issuance costs	487	448
Loss on extinguishment of debt	—	10,924
Lease incentives	1,384	358
Non-cash operating lease expense	7,211	4,568
Equity-based compensation	4,448	6,714
Deferred income taxes, net	(2,343)	(8,235)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,339)	(2,280)
Inventory	(31,067)	(16,446)
Prepaid expenses and other current assets	2,965	(5,877)
Accounts payable	9,430	3,461
Income taxes payable	(6,987)	(12,279)
Accrued liabilities	641	22,319
Returns reserve	(415)	486
Deferred revenue	(3,294)	3,351
Lease liabilities	(5,817)	(4,354)
Net cash (used in) provided by operating activities	(11,417)	20,631
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(226,228)
Cash paid from holdbacks associated with acquisitions	(2,095)	—
Purchase of noncontrolling interest	—	(20,198)
Purchase of intangible assets	(164)	(661)
Purchases of property and equipment	(13,946)	(4,715)
Net cash used in investing activities	(16,205)	(251,802)
Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	—	98,558
Payments of costs related to initial public offering	(1,142)	—
Proceeds from line of credit, net of issuance costs	25,000	14,150
Repayment of line of credit	—	(22,071)
Proceeds from issuance of debt, net of issuance costs	(121)	242,735
Repayment of debt	(4,200)	(154,513)
Taxes paid related to net share settlement of equity awards	(84)	—
Proceeds from issuance of units	—	82,669
Net cash provided by financing activities	19,453	261,528
Effect of exchange rate changes on cash, cash equivalents and restricted cash	211	(830)
Net increase (decrease) in cash, cash equivalents and restricted cash	(7,958)	29,527
Cash, cash equivalents and restricted cash at beginning of period	41,018	27,099
Cash, cash equivalents and restricted cash at end of period	$33,060	$56,626

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$31,114	$54,449
Restricted cash	1,946	2,177
Total cash, cash equivalents and restricted cash	$33,060	$56,626

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross margin	56%	53%	56%	55%
Net loss (in thousands)	$(114)	$(10,093)	$(2,801)	$(6,114)
Net loss margin	—%	(6)%	(1)%	(2)%
Adjusted EBITDA (in thousands)[1]	$9,236	$18,547	$25,779	$46,302
Adjusted EBITDA margin[1]	6%	11%	6%	12%
Key Operational Metrics and Regional Sales

	Three Months Ended September 30,		Nine Months Ended September 30,
(metrics in millions, except AOV; sales in thousands)	2022	2021	2022	2021
Key Operational Metrics
Active customers[4]	3.8	3.1	3.8	3.1
Active customers across a.k.a. Brands[4,5]	3.8	3.1	3.8	3.1
Average order value	$85	$89	$84	$87
Average order value across a.k.a. Brands[5]	$85	$89	$84	$89
Number of orders	1.8	1.8	5.5	4.4
Number of orders across a.k.a. Brands[5]	1.8	1.8	5.5	4.9

Sales by Region (actual)
U.S.	$82,172	$76,435	$242,117	$190,470
Australia	57,943	63,831	166,377	142,163
Rest of world	15,707	21,496	54,118	47,135
Total	$155,822	$161,762	$462,612	$379,768
Year-over-year growth	(3.7)%		21.8%
Year-over-year growth on a constant currency basis[2]	0.3%		26.2%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.
5 Metrics “across a.k.a. Brands” assume we owned Culture Kings for all periods presented.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income, the most directly comparable financial measure calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three and nine months ended September 30, 2022 and 2021 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(114)	$(10,093)	$(2,801)	$(6,114)
Add (deduct):
Other expense, net	2,758	15,589	6,522	19,867
Provision for (benefit from) income tax	98	(4,331)	(204)	(2,625)
Depreciation and amortization expense	4,566	4,235	15,373	11,336
Inventory step-up amortization expense	—	5,985	707	12,251
Equity-based compensation expense	1,586	5,582	4,448	6,714
Distribution center relocation costs	12	—	1,303	—
Transaction costs	39	1,580	140	4,873
Severance	291	—	291	—
Adjusted EBITDA	$9,236	$18,547	$25,779	$46,302
Net loss margin	—%	(6)%	(1)%	(2)%
Adjusted EBITDA margin	6%	11%	6%	12%
Net Loss, As Adjusted and Net Loss Per Share, As Adjusted
Net loss, as adjusted and net loss per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net loss and net loss per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net loss, as adjusted and net loss per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net loss, as adjusted and net loss per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net loss, as adjusted and net loss per share, as adjusted for the nine months ended September 30, 2022 by adjusting net loss and net loss per share for the inventory step-up amortization expense resulting from the acquisition of mnml.

There were no adjustments to net income (loss) or net income (loss) per share for any other periods or comparable periods otherwise shown herein. A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the six months ended September 30, 2022 are as follows:

Nine Months Ended September 30, 2022
Net loss	$(2,801)
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net loss, as adjusted	$(2,306)
Net loss per share, as adjusted	$(0.02)
Weighted-average shares, diluted	128,663,950
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for each quarter in 2021 and 2020, is as follows:

	Net Sales in 2021
Three Months Ended	Actual	Culture Kings	Pro Forma
March 31	$68,779	$51,263	$120,042
June 30	149,227	—	149,227
September 30	161,762	—	161,762
December 31	182,423	—	182,423
	$562,191	$51,263	$613,454

	Net Sales in 2021	Net Sales in 2020			Growth Rate
Three Months Ended	Pro Forma	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
March 31	$120,042	$35,006	$25,586	$60,592	96.5%	98.1%
June 30	149,227	46,793	38,179	84,972	218.9%	75.6%
September 30	161,762	63,336	48,713	112,049	155.4%	44.4%
December 31	182,423	70,781	56,654	127,435	157.7%	43.1%
	$613,454	$215,916	$169,132	$385,048

A reconciliation of non-GAAP pro forma net sales to net sales, disaggregated by geography, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended September 30, 2021 and 2020, is as follows:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$76,435	$37,648	$3,989	$41,637	103.0%	83.6%
Australia	63,831	19,707	40,017	59,724	223.9%	6.9%
Rest of world	21,496	5,981	4,707	10,688	259.4%	101.1%
Total	$161,762	$63,336	$48,713	$112,049